SOFTWARE TESTING AGREEMENT

THIS AGREEMENT is hereby made and entered into this ____ day of __________, 2012 by and between the City of Elgin, Illinois, a municipal corporation (hereinafter referred to as "City") and Eclipse Identity Recognition Corporation, a Delaware corporation (hereinafter referred to as "Eclipse").

WHEREAS, Eclipse wishes to demonstrate the effectiveness of its facial recognition and video analytic search capabilities in detecting and matching persons of interest in surveillance and law enforcement environments; and

WHEREAS, the City wishes to evaluate the effectiveness and the variety of applications for facial recognition in locating persons of interest and enhancing public safety in the City of Elgin; and

WHEREAS, the parties hereto have each determined it to be in their best interests to jointly implement a trial or set of trials to deploy Eclipse software within the City's police department video surveillance network for analysis and assessment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby mutually acknowledged, the parties hereto hereby agree as follows:

1. The above recitals are hereby incorporated into and made a part of this agreement as if fully restated hereby.

2. During the period of this agreement, the parties hereto shall, by agreement, establish a trial period of evaluation (hereinafter referred to as the "Trial Period") for demonstration and evaluation of Eclipse products and services including but not limited to facial recognition software, a person of interest database, and consulting and implementing services relative to the installation and evaluation of Eclipse products and services (hereinafter referred to as "Products and Services") during the Trial Period.

3. During the trial period, Eclipse shall:

   a. Collaborate in defining trial functionality, technical requirements, and measures of success of Products and Services.

   b. Provide Eclipse Facial Recognition Software as appropriate including user interface modifications.

   c. Collaborate in determining engineering services required to efficiently access video images from within the City's network.

   d. Provide consulting services on importing and constructing the Person of Interest (POI) database compatible with the Products and Services.

   e. Assist in deployment, training, and system and software refinement to meet the goals set forth in the trial definitions.

4. The City shall provide the following during the Trial Period:

   a. Collaborate with Eclipse to determine location, functionality, purpose and measures of

success of Products and Services.

b. Coordinate with users at commercial locations.

c. Acquire, deploy and manage compatible cameras, computer hardware and network facilities.

d. Provide Person of Interest (POI) database for import into the Eclipse system.

e. Serve as a reference site, allowing public discussion of trial, and visitation by interested third parties (at the convenience of City).

f. Allow use of captured video by Eclipse for research and image analysis only.

5. The commencement of the Trial Period shall be determined by mutual agreement of the parties hereto.

6. Not later than 120 days after the initiation of the Trial Period, the City shall be entitled to purchase the software which was the subject of the trial at a discount from the normal purchase price, which discount shall not be less than ____ percent of such normal purchase price.

7. This agreement shall not be construed so as to create a partnership, joint venture, agency or employment relationship between the parties hereto.

8. This agreement shall be subject to and governed by the laws of the State of Illinois. Venue for the resolution of any disputes or the enforcement of any rights pursuant to this agreement shall be in the Circuit Court of Kane County, Illinois.

9. The terms of this agreement shall be considered to be severable. In the event that any of the terms of this agreement are deemed to be void or otherwise unenforceable for any reason, the remainder of the agreement shall remain in full force and effect.

10. This agreement is the only agreement between the parties hereto regarding the subject matter hereof. There are no other agreements between the parties hereto, whether written, oral or implied regarding the subject matter hereof.

11. To the fullest extent permitted by law, both parties agree to and shall indemnify and hold harmless, its officials, officers, employees, agents, attorneys, boards and commissions from and against any and all claims, suits, judgments, costs, attorney's fees, damages or other relief, including but not limited to worker's compensation claims in any way resulting from or arising out of or alleged to be resulting from or arising out of negligent actions or omissions of Eclipse or the City in connection herewith, including negligence or omissions of employees, agents or

subcontractors of Eclipse or the City arising out of the performance of this agreement, or in any way resulting from or arising out of any violation and/or breach of the terms or provisions of this agreement by Eclipse or the City, including any violation and/or breach by employees, agents or subcontractors of Eclipse or the City. The provisions of this paragraph shall survive any termination and/or expiration of this agreement.

12. Under no circumstances shall City be liable to Eclipse for any monetary damages.

13. This agreement shall terminate or be extended at 120 days with mutual consent of both parties upon execution of this agreement or terminated earlier at the discretion of the City of Elgin or Eclipse.

14. This agreement shall not be assigned by City to any City Affiliate, assigns, or any third party without the prior written consent of Eclipse. City shall not subcontract or transfer this agreement or any portion of the services performed by City without the prior written consent of Eclipse.

15. Confidentiality. City acknowledges that during the course of this Agreement, City will become acquainted with and will have access to certain Eclipse information that is confidential and proprietary in nature. The City and Eclipse further acknowledge that disclosure of such information could cause irreparable harm to Eclipse that would not be compensable by money damages. Accordingly, City, its affiliates, its employees, its agents, its officers and officials agrees to keep such information confidential and shall not disclose or allow disclosure to any third persons without the consent of Eclipse except as required by law or competent authority.

CITY OF ELGIN

By ______________________
Sean R. Stegall, City Manager

ECLIPSE IDENTITY RECOGNITION CORPORATION

By: ______________________ 30 July 2012
Robert Langlois
VP Business Development

F:\Legal Dept\Agreement\Ecliipse Software Testing Agreement.docx